Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012

Englewood, CO — February 26, 2013 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three and twelve months ended December 31, 2012. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), one of the nation’s largest and fastest-growing home security alarm monitoring companies.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than 810,000 residential and commercial customers as of December 31, 2012.  Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and twelve months ended December 31, 2012 increased 17.5%  and 10.6%, respectively, driven by increases in Monitronics’ subscriber accounts and average recurring monthly revenue (“RMR”) per subscriber

•                  Ascent’s Adjusted EBITDA(2)  for the three and twelve months ended December 31, 2012 increased 41.3% and 18.3% driven by strong revenue growth at Monitronics

•                  Ascent’s balance sheet remains strong with $217.6 million of cash and marketable securities at the holding company level as of December 31, 2012

•                  Monitronics’ Adjusted EBITDA for the three and twelve months ended December 31, 2012 increased 22.7% and 10.2%, respectively, driven by growth in subscriber accounts and average RMR

•                  Monitronics subscriber accounts as of December 31, 2012 increased 16.0% to 812,539

•                  Monitronics average RMR per subscriber increased 5.4% as of December 31, 2012 to $39.50

Ascent Chairman and Chief Executive Officer, Bill Fitzgerald stated, “I am extremely pleased with our performance in the fourth quarter and full year. The business delivered strong growth in net revenue and Adjusted EBITDA and we successfully completed a large bulk purchase of accounts in the fourth quarter that provides us with strong incremental cash flow and positioned the business well as we moved into the new year.”

Monitronics

Mike Haislip, President and Chief Executive Officer of Monitronics said, “2012 was a strong year for our business. Growth in both full year revenue and Adjusted EBITDA topped 10 percent and we saw a 16 percent year over year increase in total subscriber account growth driven in part by the successful purchase of 93,000 high quality subscriber accounts from Pinnacle Security. The acquired accounts feature 75 percent penetration of interactive services, which provides for a higher value customer and also drives increased RMR.”

Mr. Haislip continued, “As expected, attrition levels increased modestly in the quarter given the age of accounts in our portfolio and an increase in disconnects due to relocations driven by improvements in the housing market. In the near term, we expect to see modest increases in overall attrition levels as these trends continue.  Our suite of advanced services

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net income (loss) from continuing operations for the three and twelve months ended December 31, 2012 totaled $0.1 million and $(24.3) million, respectively.  Monitronics’ net loss for the corresponding periods totaled $3.4 million and $16.0 million, respectively.

also continues to be an attractive offering to consumers.  Excluding accounts acquired in the Q4 bulk purchase from Pinnacle, over 37 percent of new customers in 2012 signed up for home automation or interactive services and we expect that percentage to continue to grow in 2013. While incremental telecom and field service costs associated with these services continue to place downward pressure on Adjusted EBITDA margins, the positive impact on net cash flow from these customers continues to drive strong revenues and RMR across the entire business.”

Three and Twelve Months Ended December 31, 2012 Results

Ascent Capital Group, Inc.

For the three months ended December 31, 2012, Ascent reported net revenue of $95.1 million, an increase of 17.5% compared to $81.0 million for the three months ended December 31, 2011. For the twelve months ended December 31, 2012 net revenue increased 10.6% to $345.0 million. The increase in net revenue for the three and twelve months ended December 31, 2012 is primarily attributable to increases in Monitronics’ subscriber accounts and increases in average RMR per subscriber.

Ascent’s total cost of services for the three and twelve months ended December 31, 2012 increased 29.9% and 22.8% to $14.5 million and $49.8 million, respectively. The increase for the three and twelve months ended December 31, 2012 is primarily attributable to an increased number of accounts monitored across the cellular network and an increase in interactive and home automation services, which resulted in higher operating and service costs.

Selling, general & administrative (“SG&A”) costs for the three months ended December 31, 2012 decreased 7.5% to $19.3 million. The decrease in SG&A for the three months ended December 31, 2012 is attributable in part to a non-recurring $2.6 million charge related to an ongoing litigation matter recorded for the year ended December 31, 2011.  The declines in SG&A in the fourth quarter were partially offset by increased payroll, marketing and stock-based compensation expenses at Monitronics of $1.4 million.  For the year ended December 31, 2012, SG&A decreased 4.5% to $73.4 million. The decrease is primarily attributable to a decline in administrative and corporate expenses at Ascent. The decline in SG&A was partially offset by increased payroll, marketing and stock-based compensation expenses at Monitronics of $3.5 million.

For the three months ended December 31, 2012, Ascent’s Adjusted EBITDA increased 41.3% to $70.8 million. For the full year 2012, Ascent’s Adjusted EBITDA increased 18.3% to $239.4 million. The increase in Adjusted EBITDA for the three and twelve months ended December 31, 2012 was primarily due to revenue growth at Monitronics and decreased selling, general and administrative costs, offset in part by higher operating and service costs at Monitronics.

Ascent reported net income from continuing operations for the three months ended December 31, 2012 of $0.1million, compared to a net loss from continuing operations of $11.2 million in the three months ended December 31, 2011. For the year ended December 31, 2012, Ascent reported a net loss from continuing operations of $24.3 million, compared to a net loss of $28.1 million for the twelve months ended December 31, 2011.

Monitronics International

For the three and twelve months ended December 31, 2012, Monitronics reported net revenue of $95.1 million and $345.0 million, increases of 17.5% and 10.6%, respectively. The increase in net revenue for the three and twelve months ended December 31, 2012 is primarily attributable to a 16.0% increase in Monitronics’ subscriber accounts, driven by a bulk purchase of 93,000 accounts in the fourth quarter and continued account purchases from Monitronics dealers throughout the year, and a 5.4% increase in average RMR per subscriber to $39.50 as of December 31, 2012.  The increase in net revenue for the year ended December 31, 2012 is also attributable in part to a $2.3 million fair value adjustment associated with deferred revenue acquired in the Monitronics Acquisition, which reduced net revenue for the year ended December 31, 2011.

Monitronics’ total cost of services for the three months ended December 31, 2012 increased 29.9% to $14.5 million as compared to the prior year period. For the year ended December 31, 2012 Monitronics’ cost of services totaled $49.8 million, a 22.8% increase over the full year ended December 31, 2011.  The increase for the three and twelve months ended December 31, 2012 is primarily attributable to an increased number of accounts monitored across the cellular network and an increase in interactive and home automation services, which resulted in higher operating and service costs.

Monitronics’ SG&A costs for the three months ended December 31, 2012 decreased 5.5% to $15.8 million compared to the prior year period. The decrease in SG&A for the three months ended December 31, 2012 is primarily attributable to a non-recurring $2.6 million charge related to an ongoing litigation matter recorded for the year ended December 31, 2011. Offsetting the decline was an increase in stock-based compensation expenses of $1.4 million.  For the year ended December 31, 2012, Monitronics SG&A increased 4.2% to $59.6 million.  The increase in SG&A for the year ended December 31, 2012 is primarily attributable to certain Monitronics’ payroll, marketing and stock-based compensation expenses of $3.5 million.  The increase in stock-based compensation expense is related to restricted stock and stock option awards granted to certain executives and employees of Monitronics in 2011 and 2012.

Monitronics’ Adjusted EBITDA for the three months ended December 31, 2012 was $65.2 million, an increase of 22.7% versus the three months ended December 31, 2011. For the year ended December 31, 2012, Monitronics’ Adjusted EBITDA increased 10.2%, to $236.3 million when compared to the year ended December 31, 2011. The increase in Adjusted EBITDA for the three and twelve months ended December 31, 2012 is primarily due to revenue growth.

Monitronics’ Adjusted EBITDA as a percentage of revenue was 68.6% for the fourth quarter of 2012, compared to 65.7% for the three months ended December 31, 2011. The lower margin for the three months ended December 31, 2011 is primarily attributable to a non-recurring $2.6 million charge related to an ongoing litigation matter recorded for the year ended December 31, 2011. Monitronics’ Adjusted EBITDA as a percentage of revenue for the year ended December 31, 2012 totaled 68.5%, compared to 68.8% for the year-ago period. The moderate decline for the year ended December 31, 2012 is primarily attributable to the increased number of accounts with interactive services monitored across the cellular network, resulting in higher telecommunications and service costs at Monitronics.

Monitronics reported a net loss for the three and twelve months ended December 31, 2012 of $3.4 million and $16.0 million, respectively, compared to a net loss of $1.8 million and $6.0 million in the three and twelve months ended December 31, 2011, respectively.

The table below presents subscriber data for the twelve months ended December 31, 2012 and 2011:

	Twelve Months Ended December 31,
	2012	2011

Beginning balance of accounts	700,880	670,450
Accounts purchased (a)	202,379	114,691
Accounts cancelled (b)	(89,724)	(76,067)
Accounts guaranteed to be refunded by dealer	(996)	(8,194)
Ending balance of accounts	812,539	700,880
Monthly weighted average accounts	732,694	688,774
Attrition rate	(12.2)%	(11.0)%

For the three months ended December 31, 2012, Monitronics purchased 120,660 subscriber accounts, compared to 24,863 subscriber accounts in the three months ended December 31, 2011. The increase in quarterly account purchases is primarily due to the completion of bulk purchases in the fourth quarter of 2012. Excluding bulk buys, purchases from Monitronics’ core account generation engine, or the accounts that Monitronics buys from authorized dealers on a recurring basis, remained strong this quarter, up 14% over the same quarter in 2011.

Monitronics’ trailing twelve month attrition for the period ended December 31, 2012 increased to 12.2% compared to 11.0% for the twelve months ended December 31, 2011.  As expected, attrition levels increased due to the age of accounts in our portfolio and an increase in disconnections due to household relocations.

Ascent Liquidity and Capital Resources

At December 31, 2012, on a consolidated basis, Ascent had $78.4 million of cash and cash equivalents and $142.6 million of marketable securities.  To improve its investment rate of return, the Company invests in marketable securities, consisting primarily of diversified corporate bond funds. The Company may use a portion of these assets to fund strategic acquisitions or investments or support stock repurchases.

During the twelve months ended December 31, 2012, Monitronics used cash of $304.7 million to purchase subscriber accounts net of holdback and guarantee obligations and $6.1 million to fund capital expenditures.

At December 31, 2012, the existing long-term debt of Monitronics includes the principal balance of $1.1 billion under its Senior Notes, Credit Facility, and Credit Facility revolver.  The Senior Notes have an outstanding principal balance of $410.0 million as of December 31, 2012 and mature on April 1, 2020.  The Credit Facility term loan has an outstanding principal balance of $690.5 million as of December 31, 2012 and requires principal payments of $1.7 million per quarter with the remaining outstanding balance becoming due on March 23, 2018.  The Credit Facility revolver has an outstanding balance of $12.8 million as of December 31, 2012 and becomes due on March 23, 2017.

Conference Call

Ascent will host a conference call today at 5:00 p.m. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831from outside the U.S. The conference call I.D. number is 12497704. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through March 5, 2013 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 12497704.

The call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ascentcapitalgroupinc.com/Investor-Relations.aspx.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, acquisition opportunities, market potential, consumer demand for interactive and home automation services, the integration of acquired assets and businesses, future financial prospects and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions, and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K and 8-K, for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent is a holding company and owns 100 percent of its operating subsidiary, Monitronics, one of the nation’s largest, fastest-growing home security alarm monitoring companies, headquartered in Dallas, TX, and certain former subsidiaries of Ascent Media Group, LLC.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

Amounts in thousands, except share amounts

	As of December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$78,422	183,558
Restricted cash	2,640	31,196
Trade receivables, net of allowance for doubtful accounts of $1,436 in 2012 and $1,815 in 2011	10,891	10,973
Deferred income tax assets, net	3,780	5,881
Investments in marketable securities	142,587	40,377
Income taxes receivable	132	308
Prepaid and other current assets	15,989	17,600
Assets held for sale	7,205	—
Total current assets	261,646	289,893

Restricted cash	—	28,000
Property and equipment, net of accumulated depreciation of $30,570 in 2012 and $37,537 in 2011	56,491	74,697
Subscriber accounts, net of accumulated amortization of $308,487 in 2012 and $155,099 in 2011	987,975	838,441
Dealer network, net of accumulated amortization of $20,580 in 2012 and $10,500 in 2011	29,853	39,933
Goodwill	349,227	349,227
Other assets, net	22,634	5,706
Assets of discontinued operations	54	62
Total assets	$1,707,880	1,625,959

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,664	3,987
Accrued payroll and related liabilities	3,504	5,149
Other accrued liabilities	27,181	19,000
Deferred revenue	10,327	6,803
Purchase holdbacks	10,818	12,273
Current portion of long-term debt	6,950	60,000
Liabilities related to discontinued operations	7,369	16,001
Total current liabilities	69,813	123,213

Non-current liabilities:
Long-term debt	1,101,433	892,718
Derivative financial instruments	12,359	36,279
Deferred income tax liability, net	8,187	9,793
Other liabilities	5,990	12,529
Total liabilities	1,197,782	1,074,532

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,389,821 and 13,471,594 shares at December 31, 2012 and 2011, respectively	134	135
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 737,166 and 739,894 shares at December 31, 2012 and 2011, respectively	7	7
Series C common stock, $.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,453,700	1,461,671
Accumulated deficit	(934,213)	(905,610)
Accumulated other comprehensive loss	(9,530)	(4,776)
Total stockholders’ equity	510,098	551,427
Total liabilities and stockholders’ equity	$1,707,880	1,625,959

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except per share amounts

	Year ended December 31,
	2012	2011	2010

Net revenue	$344,953	311,898	9,129
Operating expenses:
Cost of services	49,791	40,553	1,422
Selling, general, and administrative, including stock-based and long-term compensation	73,389	76,845	30,314
Amortization of subscriber accounts and dealer network	163,468	159,619	5,980
Depreciation	8,404	7,052	3,067
Restructuring charges	—	4,258	4,604
Loss (gain) on sale of operating assets, net	(8,670)	565	(2,768)
Loss on pension plan settlements	6,571	—	—
Impairment of assets held for sale	1,692	—	—
	294,645	288,892	42,619

Operating income (loss)	50,308	23,006	(33,490)

Other income (expense):
Interest income	4,011	671	3,638
Interest expense	(71,390)	(42,813)	(2,672)
Realized and unrealized loss on derivative financial instruments	(2,044)	(10,601)	(1,682)
Refinancing expense	(6,245)	—	—
Other income, net	3,696	4,042	975
	(71,972)	(48,701)	259

Loss from continuing operations before income taxes	(21,664)	(25,695)	(33,231)
Income tax expense from continuing operations	(2,591)	(2,457)	(270)
Net loss from continuing operations	(24,255)	(28,152)	(33,501)

Discontinued operations:
Earnings (loss) from discontinued operations	(3,742)	48,836	(12,077)
Income tax expense from discontinued operations	(606)	(47)	(1,816)
Earnings (loss) from discontinued operations, net of income taxes	(4,348)	48,789	(13,893)

Net income (loss)	(28,603)	20,637	(47,394)

Other comprehensive income (loss):
Foreign currency translation adjustments	256	(2,950)	4,026
Unrealized holding gain (loss), net of income tax	2,543	124	(1,352)
Unrealized loss on derivative contracts	(12,243)	—	—
Pension liability adjustment	4,690	863	(1,870)
Total other comprehensive income (loss)	(4,754)	(1,963)	804

Comprehensive income (loss)	$(33,357)	18,674	(46,590)

Basic and diluted earnings (loss) per share
Continuing operations	$(1.73)	(1.98)	(2.36)
Discontinued operations	(0.31)	3.43	(0.98)
Net income (loss)	$(2.04)	1.45	(3.34)

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Amounts in thousands

	Year ended December 31,
	2012	2011	2010

Cash flows from operating activities:
Net income (loss)	$(28,603)	20,637	(47,394)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	4,348	(48,789)	13,893
Amortization of subscriber accounts and dealer network	163,468	159,619	5,980
Depreciation	8,404	7,052	3,067
Stock-based compensation	5,298	4,732	3,148
Deferred income tax expense	436	181	747
Unrealized (gain) loss on derivative financial instruments	(6,793)	(28,044)	1,682
Refinancing expense	6,245	—	—
Long term debt amortization	4,473	16,985	780
Loss (gain) on sale of assets, net	(8,670)	565	(2,768)
Loss on pension plan settlements	6,571	—	—
Impairment of assets held for sale	1,692	—	—
Other non-cash activity, net	9,066	6,428	(1,874)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(5,778)	(5,365)	1,806
Prepaid expenses and other assets	(3,579)	225	4,368
Payables and other liabilities	3,184	(4,546)	12,388
Operating activities from discontinued operations, net	(12,972)	1,558	54,477
Net cash provided by operating activities	146,790	131,238	50,300

Cash flows from investing activities:
Capital expenditures	(6,076)	(4,242)	(139)
Purchases of subscriber accounts	(304,665)	(162,714)	(4,214)
Purchases of marketable securities	(99,667)	(40,253)	(41,757)
Decrease (increase) in restricted cash	55,963	4,719	(13,318)
Cash paid for acquisitions, net of cash acquired	—	—	(388,401)
Proceeds from sales of marketable securities	—	—	96,685
Proceeds from the sale of discontinued operations	—	99,488	92,121
Proceeds from the sale of operating assets	17,280	—	6,201
Other investing activities, net	—	—	54
Investing activities from discontinued operations, net	—	(3,196)	(37,553)
Net cash used in investing activities	(337,165)	(106,198)	(290,321)

Cash flows from financing activities:
Proceeds from long-term debt	1,277,900	78,800	110,300
Payments on long-term debt	(1,133,387)	(59,800)	(9,000)
Refinancing costs and payments of deferred financing costs	(46,721)	—	(2,388)
Stock option exercises	327	1,291	—
Purchases and retirement of common stock	(12,880)	(11,488)	—
Other	—	—	2
Financing activities from discontinued operations, net	—	(142)	(1,950)
Net cash provided by financing activities	85,239	8,661	96,964
Net increase (decrease) in cash and cash equivalents	(105,136)	33,701	(143,057)
Cash and cash equivalents at beginning of year	183,558	149,857	292,914
Cash and cash equivalents at end of year	$78,422	183,558	149,857

Adjusted EBITDA

We define “Adjusted EBITDA” as net income before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts and dealer network), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based and other non-cash long-term incentive compensation, and other non-cash or nonrecurring charges.   We believe that Adjusted EBITDA is an important indicator of the operational strength and performance of our businesses, including our businesses’ ability to fund their ongoing acquisition of subscriber accounts, their capital expenditures and to service their debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that we believe is useful to investors in analyzing our operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by us should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

Ascent (consolidated)

	Year Ended December 31,
	2012	2011

Total Adjusted EBITDA	$239,437	202,433
Amortization of subscriber accounts and dealer network	(163,468)	(159,619)
Depreciation	(8,404)	(7,052)
Loss on pension plan settlements	(6,571)	—
Stock-based compensation	(5,298)	(4,456)
Restructuring charges	—	(4,258)
Impairment of assets held for sale	(1,692)	—
Realized and unrealized loss on derivative instruments	(2,044)	(10,601)
Refinancing costs	(6,245)	—
Interest income	4,011	671
Interest expense	(71,390)	(42,813)
Income tax expense from continuing operations	(2,591)	(2,457)
Net loss from continuing operations	$(24,255)	(28,152)

The following table provides a reconciliation of Monitronics’ Adjusted EBITDA to net income (loss) from continuing operations (amounts in thousands):

Monitronics

	Year Ended December 31,
	2012	2011

Total Adjusted EBITDA	$236,341	214,485
Amortization of subscriber accounts and dealer network	(163,468)	(159,619)
Depreciation	(5,286)	(4,704)
Stock-based compensation	(1,384)	(393)
Realized and unrealized loss on derivative instruments	(2,044)	(10,601)
Refinancing costs	(6,245)	—
Interest expense	(71,328)	(42,655)
Income tax expense	(2,616)	(2,523)
Net loss	$(16,030)	(6,010)